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                                                                    Exhibit 99.1


                     ELAN TO ACQUIRE THE LIPOSOME COMPANY

              - A STEP IN THE BUILDING OF AN ONCOLOGY PRESENCE -

DUBLIN, Ireland, and PRINCETON, N.J., March 6 /PRNewswire/ -- ElanCorporation, plc (NYSE: ELN - news; "Elan") and The Liposome Company Inc. (Nasdaq: LIPO - news; "Liposome") today announced that they have entered into a definitive merger agreement under which Elan will acquire Liposome. The transaction represents a strategic step for Elan into the oncology market and will be a platform from which Elan can build a presence in the oncology area. Elan is presently focused on the discovery, development and marketing of therapeutic products and services in neurology and pain management and advanced drug delivery systems. Donal J. Geaney, Chairman and Chief Executive Officer of Elan commented, "Elan has identified oncology as its next therapeutic area of interest. Liposome enables Elan to enter that market with a platform from which we intend to develop an oncology business through product and strategic acquisitions." Mr. Geaney added, "Liposome has an attractive in-market product, an experienced salesforce, an efficient manufacturing capability and a research organization that has created a range of pipeline opportunities, and it is already profitable. Liposome will complement our existing activities in oncology and oncology-related fields included in our drug delivery business and alliances, and will prospectively be of benefit to us in the marketing of ziconotide in the treatment of severe chronic cancer pain."

Liposome will operate as a separate business unit within Elan. Liposome's Abelcet(R), a lipid-based formulation of amphotericin B with 1999 sales of $86.2 million, is a strong base on which to build a significant business. Evacet(TM), liposomal doxorubicin for the treatment of breast and various other cancers, will continue to be developed for markets outside the U.S. Once approved, it is intended that Evacet(TM) would be marketed principally by Elan's own salesforce in Europe. With respect to Evacet(TM) in the U.S., Elan will consider options for continuing the product's development. Elan's management will be evaluating other longer-term product and research projects that Liposome brings and the opportunities for synergy with Elan's extensive drug delivery activities in oncology-related areas. "The combination of Liposome's experience in the oncology field with Elan's extensive resources in oncology and related activities provides an excellent match for accelerating product development and realizing the potential of our technology," said Charles A. Baker, Chairman and Chief Executive of Liposome.

Under the terms of the agreement, Elan will acquire all of Liposome's outstanding stock in a tax-free, stock-for-stock transaction. Liposome shareholders will receive 0.3850 of an Elan ADS for each share of Liposome common stock. Based on Elan's closing stock price on March 3, 2000 of $39.6875, the transaction has a value of $15.28 per Liposome share and an aggregate value of approximately $575 million, including options and warrants and adjusting for net cash on Liposome's balance sheet and before the contingent payment described below. Elan may make a cash payment to Liposome
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shareholders of up to $98 million, contingent partly on the approval of
Evacet(TM) for the European Union, and partly on Evacet(TM) reaching certain sales milestones outside the U.S. Elan has also entered into an agreement with Ross Financial Corporation, Liposome's major shareholder, to vote in favour of the transaction.

Elan will account for the transaction using the purchase method and will incur a one-time charge representing the write-off of acquired in-process research and development. Excluding the one-time charge, Elan expects the transaction to be neutral to earnings before goodwill amortisation and slightly accretive before goodwill amortisation when cost synergies are included.

The transaction is subject to regulatory and Liposome shareholder approvals and is expected to close in the second quarter of 2000.

The Liposome Company is a biotechnology company developing, manufacturing and marketing therapeutic products to treat cancer and related diseases. Abelcet? is marketed in the U.S. and 25 other countries for the treatment of severe, systemic fungal infections in patients who are refractory to or intolerant of conventional therapy and is the leading lipid-based formulation of amphotericin B in the United States. The Company's product pipeline includes Evacet?, TLC ELL-12 and bromotaxane for the treatment of various cancers and programs focused on the development of new cancer therapies and vehicles for the delivery of gene therapy.

Elan is a leading worldwide pharmaceutical and biotechnology company headquartered in Ireland, with its principal research, development, manufacturing and marketing facilities located in Ireland, the United States and Israel. Elan shares trade on the New York, London and Dublin Stock Exchanges.

The statements made in this press release may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described in this press release, the completion of the acquisition, the success of integration of operations, the earnings impact, the success of product approvals, market introduction, pricing and opportunities for the companies' products, and the success in discovery research as well as other risks and uncertainties detailed from time to time in SEC reports filed by Elan and Liposome may affect the actual results achieved by Elan and Liposome. Elan and Liposome disclaim any intent or obligation to update these forward-looking statements.